[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE THIRD QUARTER
                           OF FISCAL YEAR 2013

Plymouth, MI / Hamburg, Germany, August 1, 2013 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2013.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)



                     Three months ended             Nine months ended
                    6/30/13   6/30/12    % Change   6/30/13  6/30/12  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $139,097  $131,657   +   6 %   $412,476  $392,661  +   5 %
RSTI net income     $  8,702  $  8,356   +   4 %   $ 24,960  $ 24,466  +   2 %
Earnings per share
  "Diluted" basis   $   0.31  $   0.29   +   7 %   $   0.88  $   0.85  +   4 %


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.8 million for each of the fiscal quarters and 28.4 million and 28.8 million for the nine-month periods ending June 30, 2013 and 2012, respectively.

"We are pleased to report solid financial results which are above our guidance. We experienced strong sales in the quarter to the machine tool and electronics industries mainly triggered by China, while sales to the semiconductor industry also improved significantly on a sequential basis," commented Gunther Braun, CEO and President of RSTI. "Order entry in Europe was slower than expected whereas North American and Asian orders marked our best quarter during this fiscal year. The global markets continue to be challenging and the slower pace of GDP growth in China might influence our business in the coming months. However, we believe that our solid backlog, combined with ongoing sales activities and focused efforts in the Asian markets, will help us to deliver reasonable fourth quarter results".






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FINANCIAL REVIEW

- Third Quarter -
Net sales totaled $139.1 million for the third quarter ended June 30, 2013, a 6% increase over the comparable quarter of fiscal year 2012. Gross profit totaled $49.3 million, or 35% of net sales, compared to $49.3 million, or 37% of net sales, in the same period of fiscal year 2012. RSTI net income amounted to $8.7 million, compared to $8.4 million in the third quarter last fiscal year, and represented 6% of net sales in both periods. The diluted per share calculation equaled $0.31 for the quarter based upon 28.5 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.29 based upon 28.8 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $26.5 million represented 19% of net sales and increased by $1.2 million compared to last fiscal year's third quarter. Net R&D expenses decreased by $1.0 million to $10.5 million (8% of net sales), compared to $11.5 million (9% of net sales) in the third quarter of fiscal year 2012.

Sales of laser products for macro applications increased by 8% to $57.1 million and accounted for 41% of total sales. Sales of lasers for marking and micro applications increased by 1% to $62.6 million and represented 45% of total sales. Sales of components increased by 15% to $19.4 million and represented 14% of total sales.

On a geographical basis, revenues increased in Asia by 16%, totaling $49.8 million, and by 7% in Europe, to $60.3 million, whereas net sales in North Americas decreased by 10% to $29.0 million during the third quarter of fiscal year 2013.

- Nine Months -
For the nine months ended June 30, 2013, net sales totaled $412.5 million, an increase of $19.8 million, or 5%, over the comparable period in 2012. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $2.0 million for the nine-month period. Gross profit for the period was $146.3 million, $1.2 million higher than in the same period in 2012. RSTI net income for the nine months ended June 30, 2013, totaled $25.0 million, with diluted earnings per share of $0.88 based upon 28.4 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $11.0 million, or 7%, to $161.2 million, and net sales of lasers for marking and micro applications increased by $1.9 million, or 1%, to $198.7 million. Component sales of $52.6 million represented an increase of $7.0 million, or 15%, versus the comparable period in fiscal year 2012.

On a geographical basis, net sales increased in Asia in the first nine months by 15% and totaled $149.8 million (2012: $129.8 million), and by 1% in Europe to $178.2 million (2012: $175.9 million), whereas revenues in North America decreased by 3% to $84.5 million (2012: $87.0 million).


- Backlog -
Order entry for the quarter decreased by 2% to $132.0 million compared to the third quarter of fiscal year 2012 and resulted in a backlog of $142.1 million as of June 30, 2013, mainly for laser products. For the third quarter of fiscal year 2013, ROFIN reached a book-to-bill ratio of 0.95.




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- Outlook -
For the fourth quarter ending September 30, 2013, the Company expects revenues to be in the range of $135 million to $140 million and earnings per share to be in the range of $0.28 to $0.31. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.


With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 45,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, August 1, 2013. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London at +44(0) 207 614 2900.


                              (Tables to follow)





















(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months            Nine months
                                       Ended                  Ended
                                    (unaudited)            (unaudited)
                               ----------------------  ----------------------
                                 6/30/13     6/30/12    6/30/13     6/30/12
                               ----------  ----------  ----------  ----------
-Macro                         $  57,126   $  52,959   $ 161,154   $ 150,224
-Marking/Micro                    62,622      61,914     198,697     196,836
-Components                       19,349      16,784      52,625      45,601
                               ----------  ----------  ----------  ----------
Net sales                        139,097     131,657     412,476     392,661
Costs of goods sold               89,765      82,312     266,186     247,533
                               ----------  ----------  ----------  ----------
Gross profit                      49,332      49,345     146,290     145,128

Selling, general, and
  administrative expenses         26,544      25,303      77,595      76,405
Intangibles amortization             631         525       1,886       1,662
Research and development expenses 10,456      11,477      33,041      32,102
                               ----------  ----------  ----------  ----------
  Income from operations          11,701      12,040      33,768      34,959

Other income (expense)               318       1,134       1,413       2,703
                               ----------  ----------  ----------  ----------
  Income before income tax        12,019      13,174      35,181      37,662

Income tax expense                 3,256       4,574      10,099      12,610
                               ----------  ----------  ----------  ----------
  Net Income                       8,763       8,600      25,082      25,052

Net income (loss) attributable
    to non-controlling interest       61         244         122         586
                               ----------  ----------  ----------  ----------
Net income attributable
      to RSTI                   $  8,702       8,356      24,960      24,466
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.31     $  0.29     $  0.88     $  0.85
 ** "basic" basis               $   0.31     $  0.29     $  0.89     $  0.86


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.5 million and 28.8 million for the fiscal quarters and 28.4 million and 28.8 million for the nine month periods ending June 30, 2013 and 2012, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.3 million and 28.5 million for each of the fiscal quarters and 28.2 million and 28.5 million for the nine month periods ending June 30, 2013 and 2012, respectively.






(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                     6/30/13       9/30/12
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 119,834      $ 101,163
  Trade accounts receivable, net                     110,291        107,935
  Inventories net                                    203,528        202,188
  Other current assets                                26,588         28,236
                                                   -----------    ----------
    Total current assets                             460,241        439,522
                                                   -----------    ----------
  Net property and equipment                          84,005         80,001
  Other non-current assets                           129,461        133,009
                                                   -----------    ----------
    Total non-current assets                         213,466        213,010
                                                   -----------    ----------
    Total assets                                   $ 673,707      $ 652,532
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   2,709      $  16,883
  Accounts payable, trade                             26,083         26,644
  Other current liabilities                           74,298         77,168
                                                   -----------     ---------
    Total current liabilities                        103,090        120,695
  Long-term debt                                      15,162          5,662
  Other non-current liabilities                       33,598         32,256
                                                   -----------     ---------
    Total liabilities                                151,850        158,613
    Net stockholders' equity                         521,857        493,919
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 673,707      $ 652,532
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "The global markets continue to be challenging and the slower pace of GDP growth in China might influence our business in the coming months. However, we believe that our solid backlog, combined with ongoing sales activities and focused efforts in the Asian markets, will help us to deliver reasonable fourth quarter results" or "for the fourth quarter ending September 30, 2013, the Company expects revenues to be in the range of $135 million to $140 million and earnings per share to be in the range of $0.28 to $0.31" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.